 Exhibit 99.1

[Servotronics, Inc. Letterhead]

March 30, 2011
SERVOTRONICS, INC. ANNOUNCES
11.8% INCREASE IN NET INCOME FOR YEAR ENDED 12/31/10

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported an increase in Net Income of approximately 11.8% to $2,128,000 (or $1.08 per share Basic and $1.01 Diluted) on revenues of $31,659,000 for the fiscal year ended December 31, 2010 as compared to Net Income and revenues for the fiscal year ended December 31, 2009 of $1,903,000 (or $0.98 per share Basic and $0.92 Diluted) and $33,008,000 respectively. The Company primarily attributes the year to year increase in Net Income to increased sales, profit margins and cost containment at the Company’s Advanced Technology Group (ATG) in combination with increased profit margins and more favorable product mix at the Company’s Consumer Products Group (CPG). The CPG’s decrease in net sales was primarily the result of decreased government shipments by the CPG resulting from the completion of a significant contract.

As the Company previously reported, certain major manufacturers of commercial aircraft have publicly announced that they have initiated plans to ramp-up production to support their customers’ forecasted increases in aircraft deliveries in 2011 and 2012. Aircraft component suppliers are being advised to increase their manufacturing capabilities to support this forecasted accelerated aircraft production. There is a growing consensus that the world-wide recession is in a recovery mode which has the potential to be self-sustainable – but there is no guarantee. The domestic aerospace industry remains strong and its year to year domestic/foreign trade comparison continues positive. The total resulting effects of the Japanese earthquakes and the potential nuclear/radiation from the extensive damage of certain Japanese nuclear power plants on the world’s economy are not yet fully quantified or determined.

Government procurements are expected to continue to be volatile and result in significant variances in period to period product delivery requirements. The Company’s marketing efforts continue to be enhanced by ongoing product developments at both the ATG and the CPG. The Company continues to expand its capabilities by adding product lines and resources to the Company’s inventory of skills and product offerings. The Company’s many product developments and expanded capabilities are expected to benefit from a recovering global economy.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, pocket knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex